Exhibit 1

                             JOINT FILING AGREEMENT

In accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to jointly prepare and file a Schedule 13D (including any future amendments thereto) reporting each of the undersigned's ownership of securities of CSK Auto Corporation and further agree to the inclusion of this Agreement in the Schedule 13D. In addition, each party to this Agreement expressly authorizes each other party to file on its behalf any and all amendments to such Schedule 13D. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date:  October 9, 2006
       New York, New York

KARSCH CAPITAL MANAGEMENT, LP            KARSCH MANAGEMENT GP, LLC
By: Karsch Management GP, LLC
      General Partner

By:    /s/  Michael A. Karsch            By:    /s/  Michael A. Karsch
       Michael A. Karsch                        Michael A. Karsch
       Managing Member                          Managing Member


      /s/  Michael A. Karsch
      Michael A. Karsch